                           HUNTERS GLEN APARTMENTS IV
                             1109 HUNTER GLEN DRIVE
                             PLAINSBORO, NEW JERSEY

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 3, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES (R) LETTERHEAD]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      HUNTERS GLEN APARTMENTS IV
         1109 HUNTER GLEN DRIVE
         PLAINSBORO, MIDDLESEX COUNTY, NEW JERSEY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 264 units with a total of 193,900 square feet of rentable area. The improvements were built in 1976. The improvements are situated on 15.25 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 3, 2003 is:

                                  ($21,000,000)

                             Respectfully submitted,

                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             /s/ Brian Johnson

July 16, 2003                Brian Johnson, MAI
#053272                      Managing Principal, Real Estate Group
                             New Jersey State Certified General Real Estate
                             Appraiser
                               #42RG00158300

Report By:
Marilyn Davis
New Jersey State Certified General
Real Estate Appraiser #42RG00149300

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Hunters Glen Apartments IV
LOCATION:                      1109 Hunter Glen Drive
                               Plainsboro, New Jersey

INTENDED USE OF ASSIGNMENT:    Court Settlement

PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate

INTEREST APPRAISED:            Fee Simple

DATE OF VALUE:                 June 3, 2003
DATE OF REPORT:                July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        15.25 acres, or 664,290 square feet
  Assessor Parcel No.:         Block 10, Lot 42.01
  Floodplain:                  Community Panel No. 340275-0004B (June 19, 1985)
                               Flood Zone C, an area outside the floodplain.

  Zoning:                      PCD (Planned Unit Development)

BUILDING:
  No. of Units:                264 Units
  Total NRA:                   193,900 Square Feet
  Average Unit Size:           734 Square Feet
  Apartment Density:           17.3 units per acre
  Year Built:                  1976

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                       Square   -------------------     Monthly      Annual
Unit Type               Feet    Per Unit     Per SF     Income       Income
-----------------------------------------------------------------------------
1 Bedroom, 1 Bath       675      $  853      $1.26     $162,923    $1,955,076
2 Bedroom, 1 Bath       855      $1,154      $1.35     $ 47,314    $  567,768
2 Bedroom, 1.5 Bath     935      $1,239      $1.33     $ 39,648    $  475,776
                                             Total     $249,885    $2,998,620

OCCUPANCY:                                92%
ECONOMIC LIFE:                            45 Years
EFFECTIVE AGE:                            24 Years
REMAINING ECONOMIC LIFE:                  21 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                            [PICTURE]

               EXTERIOR VIEW                      EXTERIOR POOL SIDE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                             Amount                   $/Unit
                                             ------                   ------
DIRECT CAPITALIZATION
Potential Rental Income                    $2,998,620             $11,358
Effective Gross Income                     $3,032,543             $11,487
Operating Expenses                         $1,194,691             $ 4,525           39.4% of EGI
Net Operating Income:                      $1,771,852             $ 6,712

Capitalization Rate                        8.50%
DIRECT CAPITALIZATION VALUE                $20,800,000 *          $78,788 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      7%
Stabilized Vacancy & Collection Loss:      6%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               9.50%
Discount Rate                              11.00%
Selling Costs                              2.00%
Growth Rates:
   Income                                  3.00%
   Expenses:                               3.00%
DISCOUNTED CASH FLOW VALUE                 $21,000,000 *          $79,545 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $21,000,000            $79,545 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)      $47,000 to $100,000
   Range of Sales $/Unit (Adjusted)        $73,853 to $93,500
VALUE INDICATION - PRICE PER UNIT          $21,100,000 *          $79,924 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales      5.96 to 8.13
   Selected EGIM for Subject               7.00
   Subject's Projected EGI                 $3,032,543
EGIM ANALYSIS CONCLUSION                   $21,200,000 *          $80,303 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $21,100,000 *          $79,924 / UNIT

RECONCILED SALES COMPARISON VALUE          $21,100,000            $79,924 / UNIT

----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                          $21,100,000
   NOI Per Unit                            $21,100,000
   EGIM Multiplier                         $21,200,000
INDICATED VALUE BY SALES COMPARISON        $21,100,000            $79,924 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:           $20,800,000
   Discounted Cash Flow Method:            $21,000,000
INDICATED VALUE BY THE INCOME APPROACH     $21,000,000            $79,545 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $21,000,000            $79,545 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1109 Hunter Glen Drive, Plainsboro, Middlesex County, New Jersey. Plainsboro identifies it as Block 10, Lot 42.01.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Marilyn Davis on June 3, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Marilyn Davis performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Marilyn Davis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 3, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:                             6 to 12 months
EXPOSURE PERIOD:                              6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AP XII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plainsboro, New Jersey. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Scotts Corner Road
West   - Scudders Mill Road
South  - Plainsboro Road
North  - Dey Road

MAJOR EMPLOYERS

Major employers in the subject's area include Merrill Lynch, Bristol Meyers Squibb, Prince University, Reliance Insurance, Dow Jones, and Wyeth Laboratories. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ----------------------------------------
CATEGORY                      1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                14,249        28,051        96,125       354,382
5-Year Population                 16,166        31,856       105,879       364,732
% Change CY-5Y                      13.5%         13.6%         10.1%          2.9%
Annual Change CY-5Y                  2.7%          2.7%          2.0%          0.6%

HOUSEHOLDS
Current Households                 6,276        10,794        36,679       127,431
5-Year Projected Households        6,890        11,945        39,988       131,868
% Change CY - 5Y                     9.8%         10.7%          9.0%          3.5%
Annual Change CY-5Y                  2.0%          2.1%          1.8%          0.7%

INCOME TRENDS
Median Household Income         $ 84,130      $101,353      $ 98,220      $ 67,593
Per Capita Income               $ 37,901      $ 42,405      $ 41,421      $ 28,503
Average Household Income        $ 85,576      $108,439      $108,900      $ 79,264
Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                             HOUSING TRENDS

                                              AREA
                            ------------------------------------------
CATEGORY                    1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS   MSA
------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting        59.47%         43.13%         34.95%     31.03%
5-Year Projected % Renting     57.66%         41.31%         34.28%     30.90%

% of Households Owning         28.47%         48.18%         58.81%     63.32%
5-Year Projected % Owning      31.31%         50.78%         59.91%     63.68%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Residential and commercial
South  - Residential and park land
East   - Residential
West   - Residential and golf course

CONCLUSIONS

The subject is well located within the city of Plainsboro. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                 MARKET ANALYSIS

The subject property is located in the city of Plainsboro in Middlesex County. The overall pace of development in the subject's market is more or less decreasing. There has been no new apartment development within the subject community. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

     Period     Region    Submarket
-----------------------------------
      1999       N/A        1.6%
      2000       N/A        1.3%
      2001       N/A        1.1%
      2002       N/A        3.3%
      4Q02       2.9%       4.2%
      1Q03       3.2%       4.6%
REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. While vacancy rates for both the region and the submarket overall have increased, they still remain less than 5% or at stabilized levels. The submarket has been between .5% to 1% above the region but both markets outperform the nation as a whole.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

     Period      Region     % Change    Submarket    % Change
-------------------------------------------------------------
      1999        N/A           -        $  914          -
      2000        N/A          N/A       $1,002        9.6%
      2001        N/A          N/A       $1,075        7.3%
      2002        N/A          N/A       $1,059       -1.5%
      1Q03        N/A          N/A       $1,079        1.9%
Source:Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                             COMPETITIVE PROPERTIES

   No.             Property Name           Units      Ocpy.  Year Built      Proximity to subject
--------------------------------------------------------------------------------------------------------
  R-1       Ravens Crest                     704       96%      1985     Within 1 mile of the subject
  R-2       Quail Ridge                    1,032       95%      1981     Within 1.5 miles of the subject
  R-3       Pheasant Hollow                  440       97%      1981     Within 2 miles of the subject
Subject     Hunters Glen Apartments IV       264       92%      1976

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                    15.25 acres, or 664,290 square feet
Shape                        Irregular
Topography                   Level
Utilities                    All necessary utilities are available to the site.
Soil Conditions              Stable
Easements Affecting Site     None other than typical utility easements
Overall Site Appeal          Good
Flood Zone:
  Community Panel            340275-0004B, dated June 19, 1985
  Flood Zone                 Zone C
Zoning                       PCD, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                  ASSESSED VALUE - 2002
                        -------------------------------------   TAX RATE /   PROPERTY
   PARCEL NUMBER           LAND       BUILDING       TOTAL      MILL RATE     TAXES
-------------------------------------------------------------------------------------
Block 10, Lot 42.01     $3,384,000   $9,684,000   $13,068,000    0.02673     $349,308

IMPROVEMENT ANALYSIS

Year Built              1976
Number of Units         264
Net Rentable Area       193,900 Square Feet
Construction:
  Foundation            Reinforced concrete slab
  Frame                 Heavy or light wood
  Exterior Walls        Wood or vinyl siding
  Roof                  Shingles over a wood truss structure
Project Amenities       Amenities at the subject include a swimming pool,
                        volleyball court, tennis court, jogging track, gym room, golf course, meeting hall, laundry room, and parking area.

Unit Amenities          Individual unit amenities include a balcony, cable TV
                        connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

Unit Mix:

                                            Unit Area
     Unit Type          Number of Units     (Sq. Ft.)
-----------------------------------------------------
1 Bedroom, 1 Bath            191               675
2 Bedroom, 1 Bath             41               855
2 Bedroom, 1.5 Bath           32               935

Overall Condition                 Good
Effective Age                     24 years
Economic Life                     45 years
Remaining Economic Life           21 years
Deferred Maintenance              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1976 and consist of a 264-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                       COMPARABLE                 COMPARABLE
        DESCRIPTION                        SUBJECT                        I - 1                      I - 2
----------------------------------------------------------------------------------------------------------------------
  Property Name                    Hunters Glen Apartments IV   Hillcrest Apartments       Tenby Chase Apartments

LOCATION:
  Address                          1109 Hunter Glen Drive       617 Hilltop Drive          193 Tenby Chase Drive

  City, State                      Plainsboro, New Jersey       Bordentown, New Jersey     Delran, New Jersey
  County                           Middlesex                    Burlington                 Burlington
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           193,900                      92,722                     520,000
  Year Built                       1976                         N/A                        1975
  Number of Units                  264                          100                        327
  Unit Mix:                               Type        Total       Type             Total        Type            Total
                                   1 Bedroom, 1 Bath   191      1 Bedroom, 1 Bath    68    1 Bedroom, 1 Bath     100
                                   2 Bedroom, 1 Bath    41      2 Bedroom, 1 Bath    32    2 Bedroom, 2.5 Bath    97
                                   2 Bedroom, 1.5 Bath  32                                 2 Bedroom, 1 Bath     130

  Average Unit Size (SF)           734                          927                        1,590
  Land Area (Acre)                 15.2500                      8.8000                     21.2500
  Density (Units/Acre)             17.3                         11.4                       15.4
  Parking Ratio (Spaces/Unit)      0.00                         1.30                       1.07
  Parking Type (Gr., Cov., etc.)   Open                         Open                       Open
  CONDITION:                       Good                         Average                    Good
  APPEAL:                          Good                         Average                    Good
AMENITIES:
  Pool/Spa                         Yes/No                       No/No                      Yes/No
  Gym Room                         Yes                          No                         No
  Laundry Room                     Yes                          Yes                        Yes
  Secured Parking                  No                           No                         No
  Sport Courts                     Yes                          No                         Yes

  OCCUPANCY:                       92%                          95%                        98%
TRANSACTION DATA:
  Sale Date                                                     June, 2002                 June, 2001
  Sale Price ($)                                                $4,700,000                 $20,000,000
  Grantor                                                       Bordentown Associates LLC  Mac Cali Realty Group

  Grantee                                                       Bordentov Associates LLC   Pantzer Properties, Inc.

  Sale Documentation                                            Book 5973/Page 0868        Book 5875/Page 0993
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $   $/Unit    $/SF   Total $      $/Unit    $/SF
  Potential Gross Income                                        829,872   $8,299   $8.95   $2,928,258   $8,955   $5.63
  Vacancy/Credit Loss                                            41,494   $  415   $0.45   $   58,565   $  179   $0.11
  Effective Gross Income                                        788,378   $7,884   $8.50   $2,869,693   $8,776   $5.52
  Operating Expenses                                            230,000   $2,300   $2.48   $1,469,693   $4,494   $2.83
  Net Operating Income                                          558,378   $5,584   $6.02   $1,400,000   $4,281   $2.69
NOTES:

  PRICE PER UNIT                                                       $47,000                       $61,162
  PRICE PER SQUARE FOOT                                                $ 50.69                       $ 38.46
  EXPENSE RATIO                                                           29.2%                         51.2%
  EGIM                                                                    5.96                          6.97
  OVERALL CAP RATE                                                       11.88%                         7.00%
  Cap Rate based on Pro Forma or Actual Income?                       PRO FORMA                     PRO FORMA

                                                         COMPARABLE                       COMPARABLE
        DESCRIPTION                                         I - 3                            I - 4
-------------------------------------------------------------------------------------------------------------
  Property Name                                  Tanglewood Terrace Apartments  Steward's Crossing

LOCATION:
  Address                                        42 Lenox Court                 100 Steward's Crossing Way

  City, State                                    Piscataway, New Jersey         Lawrence Township, NJ
  County                                         Middlesex                      Mercer
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                         170,714                        183,000
  Year Built                                     1970                           1990
  Number of Units                                214                            240
  Unit Mix:                                      Type                 Total           Type             Total
                                                 1 Bedroom, 1 Bath     142         1 Bedroom, 1 Bath    184
                                                 2 Bedroom, 1 Bath      24          2 Bedroom, 2 Bath    56
                                                 2 Bedroom, 2 Bath      24

  Average Unit Size (SF)                         798                            763
  Land Area (Acre)                               13.5000                        22.1800
  Density (Units/Acre)                           15.9                           10.8
  Parking Ratio (Spaces/Unit)                    1.63                           1.70
  Parking Type (Gr., Cov., etc.)                 Covered and Open               Open
CONDITION:                                       Good                           Very Good
APPEAL:                                          Good                           Very Good
AMENITIES:
  Pool/Spa                                       Yes/No                         Yes/No
  Gym Room                                       No                             Yes
  Laundry Room                                   Yes                            Yes
  Secured Parking                                No                             No
  Sport Courts                                   No                             Yes

OCCUPANCY:                                       100%                           95%
TRANSACTION DATA:
  Sale Date                                      May, 2001                      January, 2001
  Sale Price ($)                                 $14,155,000                    $24,000,000
  Grantor                                        Ajax Associates, Inc.          Investcorp

  Grantee                                        Tanglewood Terrace LLC         Lend Lease

  Sale Documentation                             Book 4909/Page                 N/A
                                                 0605
  Verification                                   Andrew Jonas, Broker
  Telephone Number                               732-750-3000
ESTIMATED PRO-FORMA:                               Total $    $/Unit    $/SF      Total $     $/Unit    $/SF
  Potential Gross Income                         $        0   $    0   $0.00
  Vacancy/Credit Loss                            $        0   $    0   $0.00    $        0   $     0   $ 0.00
  Effective Gross Income                         $1,823,000   $8,519   $10.6    $2,953,846   $12,308   $16.14
  Operating Expenses                             $  875,500   $4,091   $5.13    $  985,846   $ 4,108   $ 5.39
  Net Operating Income                           $  947,500   $4,428   $5.55    $1,920,000   $ 8,000   $10.49
NOTES:

  PRICE PER UNIT                                            $66,145                       $100,000
  PRICE PER SQUARE FOOT                                     $ 82.92                       $ 131.15
  EXPENSE RATIO                                                48.0%                          33.4%
  EGIM                                                         7.76                           8.13
  OVERALL CAP RATE                                             6.69%                          8.00%
  Cap Rate based on Pro Forma or Actual Income?            PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,000 to $100,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $73,853 to $93,500 per unit with a mean or average adjusted price of $83,699 per unit. The median adjusted price is $83,721 per unit. Based on the following analysis, we have concluded to a value of $80,000 per unit, which results in an "as is" value of $21,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                 COMPARABLE
        DESCRIPTION                             SUBJECT                    I - 1                      I - 2
-------------------------------------------------------------------------------------------------------------------
  Property Name                       Hunters Glen Apartments IV  Hillcrest Apartments      Tenby Chase Apartments

  Address                             1109 Hunter Glen Drive      617 Hilltop Drive         193 Tenby Chase Drive

  City                                Plainsboro, New Jersey      Bordentown, New Jersey    Delran, New Jersey
  Sale Date                                                       June, 2002                June, 2001
  Sale Price ($)                                                  $4,700,000                $20,000,000
  Net Rentable Area (SF)              193,900                     92,722                    520,000
  Number of Units                     264                         100                       327
  Price Per Unit                                                  $47,000                   $61,162
  Year Built                          1976                        N/A                       1975
  Land Area (Acre)                    15.2500                     8.8000                    21.2500
VALUE ADJUSTMENTS                             DESCRIPTION            DESCRIPTION    ADJ.       DESCRIPTION     ADJ.
-------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate           Fee Simple Estate   0%    Fee Simple Estate    0%
  Financing                                                       Cash To Seller      0%    Cash To Seller       0%
  Conditions of Sale                                              Arm's Length        0%    Arm's Length         0%
  Date of Sale (Time)                                             06-2002             5%    06-2001              5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $49,350                   $64,220
  Location                                                        Inferior           10%    Inferior            20%
  Number of Units                     264                         100                -5%    327                  0%
  Quality / Appeal                    Good                        Inferior           20%    Comparable           0%
  Age / Condition                     1976                        N/A / Average      10%    1975 / Good          0%
  Occupancy at Sale                   92%                         95%                 0%    98%                  0%
  Amenities                           Good                        Inferior           25%    Inferior            10%
  Average Unit Size (SF)              734                         927                -5%    1,590              -15
PHYSICAL ADJUSTMENT                                                                  55%                        15%
FINAL ADJUSTED VALUE ($/UNIT)                                             $76,493                   $73,853

        DESCRIPTION                         COMPARABLE                    COMPARABLE
                                              I - 3                        I - 4
--------------------------------------------------------------------------------------------
  Property Name                       Tanglewood Terrace          Steward's Crossing
                                      Apartments

  Address                             42 Lenox Court              100 Steward's Crossing Way

  City                                Piscataway, New Jersey      Lawrence Township, NJ
  Sale Date                           May, 2001                   January, 2001
  Sale Price ($)                      $14,155,000                 $24,000,000
  Net Rentable Area (SF)              170,714                     183,000
  Number of Units                     214                         240
  Price Per Unit                      $66,145                     $100,000
  Year Built                          1970                        1990
  Land Area (Acre)                    13.5000                     22.1800
VALUE ADJUSTMENTS                        DESCRIPTION     ADJ.     DESCRIPTION         ADJ.
--------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate   0%      Fee Simple Estate    0%
  Financing                           Cash To Seller      0%      Cash To Seller       0%
  Conditions of Sale                  Arm's Length        0%      Arm's Length         0%
  Date of Sale (Time)                 05-2001            10%      01-2001             10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)   $72,759                     $110,000
  Location                            Inferior            5%      Comparable           0%
  Number of Units                     214                 0%      240                  0%
  Quality / Appeal                    Inferior           10%      Superior            -5%
  Age / Condition                     1970 / Good         0%      1990 / Very Good   -10%
  Occupancy at Sale                   100%               -5%      95%                  0%
  Amenities                           Inferior           15%      Comparable           0%
  Average Unit Size (SF)              798                 0%      763                  0%
PHYSICAL ADJUSTMENT                                      25%                         -15%
FINAL ADJUSTED VALUE ($/UNIT)                 $90,949                     $93,500

SUMMARY

VALUE RANGE (PER UNIT)                          $73,853       TO    $93,500
MEAN (PER UNIT)                                 $83,699
MEDIAN (PER UNIT)                               $83,721
VALUE CONCLUSION (PER UNIT)                     $80,000

VALUE OF IMPROVEMENT & MAIN SITE                                    $21,120,000
  PV OF CONCESSIONS                                                -$    55,000
VALUE INDICATED BY SALES COMPARISON APPROACH                        $21,065,000
ROUNDED                                                             $21,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                             NOI PER UNIT COMPARISON

                       SALE PRICE               NOI/       SUBJECT NOI
COMPARABLE   NO. OF   -----------            ----------   --------------   ADJUSTMENT    INDICATED
    NO.      UNITS     PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR      VALUE/UNIT
---------------------------------------------------------------------------------------------------
   I-1        100     $ 4,700,000    11.88%  $  558,378     $1,771,852        1.202       $ 56,493
                      $    47,000            $    5,584     $    6,712
   I-2        327     $20,000,000     7.00%  $1,400,000     $1,771,852        1.568       $ 95,879
                      $    61,162            $    4,281     $    6,712
   I-3        214     $14,155,000     6.69%  $  947,500     $1,771,852        1.516       $100,266
                      $    66,145            $    4,428     $    6,712
   I-4        240     $24,000,000     8.00%  $1,920,000     $1,771,852        0.839       $ 83,894
                      $   100,000            $    8,000     $    6,712

               PRICE/UNIT                      VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-------------------------------------------------------------------------------------------------
  Low       High        Average   Median    Estimated Price Per Unit                  $    80,000
                                            Number of Units                                   264
$56,493   $100,266      $84,133   $89,887

                                            Value                                     $21,120,000
                                              PV of Concessions                      -$    55,000
                                                                                      -----------
                                            Value Based on NOI Analysis               $21,065,000
                                                                          Rounded     $21,100,000

The adjusted sales indicate a range of value between $56,493 and $100,266 per unit, with an average of $84,133 per unit. Based on the subject's competitive position within the improved sales, a value of $80,000 per unit is estimated. This indicates an "as is" market value of $21,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE   NO. OF   -----------     EFFECTIVE     OPERATING               SUBJECT
   NO.        UNITS    PRICE/UNIT   GROSS INCOME     EXPENSE      OER    PROJECTED OER   EGIM
---------------------------------------------------------------------------------------------
   I-1         100    $ 4,700,000    $  788,378    $  230,000    29.17%                  5.96
                      $    47,000
   I-2         327    $20,000,000    $2,869,693    $1,469,693    51.21%                  6.97
                      $    61,162
                                                                             39.40%
   I-3         214    $14,155,000    $1,823,000    $  875,500    48.03%                  7.76
                      $    66,145
   I-4         240    $24,000,000    $2,953,846    $  985,846    33.37%                  8.13
                      $   100,000

                 EGIM                      VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-------------------------------------------------------------------------------------------------
 Low    High    Average     Median    Estimate EGIM                                          7.00
                                      Subject EGI                                     $ 3,032,543
5.96   8.13      7.21        7.37

                                      Value                                           $21,227,800
                                        PV of Concessions                            -$    55,000
                                                                                      -----------
                                      Value Based on EGIM Analysis                    $21,172,800
                                                                           Rounded    $21,200,000
                                                          Value Per Unit              $    80,303

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 39.40% before reserves. The comparable sales indicate a range of expense ratios from 29.17% to 51.21%, while their EGIMs range from 5.96 to 8.13. Overall, we conclude to an EGIM of 7.00, which results in an "as is" value estimate in the EGIM Analysis of $21,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $21,100,000.

Price Per Unit                                                 $21,100,000
NOI Per Unit                                                   $21,100,000
EGIM Analysis                                                  $21,200,000

Sales Comparison Conclusion                                    $21,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                         Unit Area    -----------------
    Unit Type            (Sq. Ft.)    Per Unit   Per SF   %Occupied
1 Bedroom, 1 Bath           675        $  828     $1.23      95.8%
2 Bedroom, 1 Bath           855        $1,078     $1.26      90.2%
2 Bedroom, 1.5 Bath         935        $1,151     $1.23      71.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                 RENT ANALYSIS

                                                                       COMPARABLE RENTS
                                                                 ----------------------------
                                                                   R-1      R-2        R-3
                                                                 ----------------------------
                                                                  Ravens             Pheasant
                                                                  Crest  Quail Ridge  Hollow
                                                                 ----------------------------
                                             SUBJECT   SUBJECT      COMPARISON TO SUBJECT
                             SUBJECT UNIT     ACTUAL    ASKING   ----------------------------
      DESCRIPTION               TYPE           RENT      RENT    Similar   Similar   Similar      MIN      MAX      MEDIAN   AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1 BEDROOM, 1      $  828    $  853    $1,073    $  950    $  899    $  899    $1,073    $  950    $  974
Unit Area (SF)              BATH                 675       675       724       647       640       640       724       647       670
Monthly Rent Per Sq. Ft                       $ 1.23    $ 1.26    $ 1.48    $ 1.47    $ 1.40    $ 1.40    $ 1.48    $ 1.47    $ 1.45

Monthly Rent                2 BEDROOM, 1      $1,078    $1,154    $1,295    $1,199    $1,149    $1,149    $1,295    $1,199    $1,214
Unit Area (SF)              BATH                 855       855       880       854       854       854       880       854       863
Monthly Rent Per Sq. Ft                       $ 1.26    $ 1.35    $ 1.47    $ 1.40    $ 1.35    $ 1.35    $ 1.47    $ 1.40    $ 1.41

Monthly Rent                2 BEDROOM, 1.5    $1,151    $1,239    $1,488    $1,299    $1,249    $1,249    $1,488    $1,299    $1,345
Unit Area (SF)              BATH                 935       935       959       911       911       911       959       911       927
Monthly Rent Per Sq. Ft                       $ 1.23    $ 1.33    $ 1.55    $ 1.43    $ 1.37    $ 1.37    $ 1.55    $ 1.43    $ 1.45

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                         Unit Area   --------------------    Monthly         Annual
Unit Type             Number of Units    (Sq. Ft.)   Per Unit      Per SF     Income         Income
-----------------------------------------------------------------------------------------------------
1 Bedroom, 1 Bath          191              675       $  853        $1.26    $162,923      $1,955,076
2 Bedroom, 1 Bath           41              855       $1,154        $1.35    $ 47,314      $  567,768
2 Bedroom, 1.5 Bath         32              935       $1,239        $1.33    $ 39,648      $  475,776
                                                                    Total    $249,885      $2,998,620

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR   2000        FISCAL YEAR   2001        FISCAL YEAR  2002        FISCAL YEAR   2003
                            -----------------------   -----------------------   -----------------------   -----------------------
                                   ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                            -----------------------   -----------------------   -----------------------   -----------------------
       DESCRIPTION            TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL       PER UNIT      TOTAL      PER UNIT
---------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,682,783   $   10,162   $2,989,660   $   11,324   $2,905,632   $   11,006   $2,934,404   $   11,115

  Vacancy                   $   81,353   $      308   $  179,783   $      681   $  173,407   $      657   $  154,050   $      584
  Credit Loss/Concessions   $   46,361   $      176   $   62,173   $      236   $   36,487   $      138   $        0   $        0
                            -----------------------------------------------------------------------------------------------------
    Subtotal                $  127,714   $      484   $  241,956   $      917   $  209,894   $      795   $  154,050   $      584

  Laundry Income            $   29,000   $      110   $   24,167   $       92   $   38,237   $      145   $   51,852   $      196
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $  186,540   $      707   $  135,942   $      515   $  203,938   $      772   $  174,208   $      660
                            -----------------------------------------------------------------------------------------------------
    Subtotal Other Income   $  215,540   $      816   $  160,109   $      606   $  242,175   $      917   $  226,060   $      856

                            -----------------------------------------------------------------------------------------------------
Effective Gross Income      $2,770,609   $   10,495   $2,907,813   $   11,014   $2,937,913   $   11,128   $3,006,414   $   11,388

Operating Expenses
  Taxes                     $  313,020   $    1,186   $  399,436   $    1,513   $  361,069   $    1,368   $  394,944   $    1,496
  Insurance                 $   53,074   $      201   $   57,251   $      217   $   71,349   $      270   $   82,586   $      313
  Utilities                 $  147,780   $      560   $  161,311   $      611   $  149,925   $      568   $  172,701   $      654
  Repair & Maintenance      $   73,067   $      277   $   54,325   $      206   $   81,474   $      309   $   52,623   $      199
  Cleaning                  $   49,220   $      186   $   38,618   $      146   $   57,226   $      217   $   52,431   $      199
  Landscaping               $   33,160   $      126   $   29,662   $      112   $   30,231   $      115   $   61,476   $      233
  Security                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   41,816   $      158   $   17,118   $       65   $   16,195   $       61   $   16,584   $       63
  General Administrative    $  182,802   $      692   $  192,791   $      730   $  158,973   $      602   $  172,457   $      653
  Management                $  143,209   $      542   $  143,890   $      545   $  148,757   $      563   $  150,321   $      569
  Miscellaneous             $   17,886   $       68   $   24,994   $       95   $   25,435   $       96   $    7,253   $       27

                            -----------------------------------------------------------------------------------------------------
Total Operating Expenses    $1,055,034   $    3,996   $1,119,396   $    4,240   $1,100,634   $    4,169   $1,163,376   $    4,407

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                            -----------------------------------------------------------------------------------------------------
Net Income                  $1,715,575   $    6,498   $1,788,417   $    6,774   $1,837,279   $    6,959   $1,843,038   $    6,981

                              ANNUALIZED   2003
                            -----------------------
                                 PROJECTION                     AAA PROJECTION
                            -----------------------   -------------------------------------
       DESCRIPTION            TOTAL      PER UNIT       TOTAL       PER UNIT            %
-------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,936,612   $   11,124   $2,998,620   $   11,358        100.0%

  Vacancy                   $  308,092   $    1,167   $  149,931   $      568          5.0%
  Credit Loss/Concessions   $   98,248   $      372   $   29,986   $      114          1.0%
                            --------------------------------------------------------------
    Subtotal                $  406,340   $    1,539   $  179,917   $      682          6.0%

  Laundry Income            $   24,636   $       93   $   39,600   $      150          1.3%
  Garage Revenue            $        0   $        0   $        0   $        0          0.0%
  Other Misc. Revenue       $  131,764   $      499   $  174,240   $      660          5.8%
                            --------------------------------------------------------------
    Subtotal Other Income   $  156,400   $      592   $  213,840   $      810          7.1%

                            --------------------------------------------------------------
Effective Gross Income      $2,686,672   $   10,177   $3,032,543   $   11,487        100.0%

Operating Expenses
  Taxes                     $  361,068   $    1,368   $  359,832   $    1,363         11.9%
  Insurance                 $   82,752   $      313   $   82,632   $      313          2.7%
  Utilities                 $  189,084   $      716   $  184,800   $      700          6.1%
  Repair & Maintenance      $  129,824   $      492   $  118,800   $      450          3.9%
  Cleaning                  $   45,984   $      174   $   52,800   $      200          1.7%
  Landscaping               $   42,460   $      161   $   33,000   $      125          1.1%
  Security                  $        0   $        0   $        0   $        0          0.0%
  Marketing & Leasing       $   11,312   $       43   $   17,160   $       65          0.6%
  General Administrative    $  158,040   $      599   $  171,600   $      650          5.7%
  Management                $  137,720   $      522   $  151,627   $      574          5.0%
  Miscellaneous             $   66,868   $      253   $   22,440   $       85          0.7%

                            --------------------------------------------------------------
Total Operating Expenses    $1,225,112   $    4,641   $1,194,691   $    4,525         39.4%

  Reserves                  $        0   $        0   $   66,000   $      250          5.5%

                            --------------------------------------------------------------
Net Income                  $1,461,560   $    5,536   $1,771,852   $    6,712         58.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 6% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
              ----------------------------------------------
                    GOING-IN                   TERMINAL
              ----------------------------------------------
               LOW            HIGH      LOW            HIGH
------------------------------------------------------------
RANGE         6.00%          10.00%    7.00%          10.00%
AVERAGE              8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.          SALE DATE     OCCUP.      PRICE/UNIT        OAR
--------------------------------------------------------------------
  I-1               Jun-02        95%         $ 47,000        11.88%
  I-2               Jun-01        98%         $ 61,162         7.00%
  I-3               May-01       100%         $ 66,145         6.69%
  I-4               Jan-01        95%         $100,000         8.00%
  I-5               Jan-00         0%                          N/A
                                                   High       11.88%
                                                    Low        6.69%
                                                Average        8.39%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $21,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                         DISCOUNTED CASH FLOW ANALYSIS

                                                  HUNTERS GLEN APARTMENTS IV

               YEAR                      APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                      1             2             3             4              5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,998,620    $3,088,579    $3,181,236    $3,276,673    $3,374,973    $3,476,222

   Vacancy                              $  149,931    $  154,429    $  159,062    $  163,834    $  168,749    $  173,811
   Credit Loss                          $   29,986    $   30,886    $   31,812    $   32,767    $   33,750    $   34,762
   Concessions                          $   36,960    $   18,480    $    8,976    $        0    $        0    $        0
                                        ---------------------------------------------------------------------------------
      Subtotal                          $  216,877    $  203,795    $  199,850    $  196,600    $  202,498    $  208,573

   Laundry Income                       $   39,600    $   40,788    $   42,012    $   43,272    $   44,570    $   45,907
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  174,240    $  179,467    $  184,851    $  190,397    $  196,109    $  201,992
                                        ---------------------------------------------------------------------------------
      Subtotal Other Income             $  213,840    $  220,255    $  226,863    $  233,669    $  240,679    $  247,899

                                        ---------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,995,583    $3,105,039    $3,208,249    $3,313,741    $3,413,154    $3,515,548

OPERATING EXPENSES:
   Taxes                                $  359,832    $  370,627    $  381,746    $  393,198    $  404,994    $  417,144
   Insurance                            $   82,632    $   85,111    $   87,664    $   90,294    $   93,003    $   95,793
   Utilities                            $  184,800    $  190,344    $  196,054    $  201,936    $  207,994    $  214,234
   Repair & Maintenance                 $  118,800    $  122,364    $  126,035    $  129,816    $  133,710    $  137,722
   Cleaning                             $   52,800    $   54,384    $   56,016    $   57,696    $   59,427    $   61,210
   Landscaping                          $   33,000    $   33,990    $   35,010    $   36,060    $   37,142    $   38,256
   Security                             $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   17,160    $   17,675    $   18,205    $   18,751    $   19,314    $   19,893
   General Administrative               $  171,600    $  176,748    $  182,050    $  187,512    $  193,137    $  198,931
   Management                           $  149,779    $  155,252    $  160,412    $  165,687    $  170,658    $  175,777
   Miscellaneous                        $   22,440    $   23,113    $   23,807    $   24,521    $   25,256    $   26,014

                                        ---------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,192,843    $1,229,608    $1,266,999    $1,305,471    $1,344,635    $1,384,974

   Reserves                             $   66,000    $   67,980    $   70,019    $   72,120    $   74,284    $   76,512

                                        ---------------------------------------------------------------------------------
NET OPERATING INCOME                    $1,736,740    $1,807,451    $1,871,230    $1,936,150    $1,994,235    $2,054,062

   Operating Expense Ratio (% of EGI)         39.8%         39.6%         39.5%         39.4%         39.4%         39.4%
   Operating Expense Per Unit           $    4,518    $    4,658    $    4,799    $    4,945    $    5,093    $    5,246

               YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                       7            8             9             10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $3,580,509    $3,687,924    $3,798,562    $3,912,519    $4,029,895

   Vacancy                              $  179,025    $  184,396    $  189,928    $  195,626    $  201,495
   Credit Loss                          $   35,805    $   36,879    $   37,986    $   39,125    $   40,299
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        -------------------------------------------------------------------
      Subtotal                          $  214,831    $  221,275    $  227,914    $  234,751    $  241,794

   Laundry Income                       $   47,284    $   48,703    $   50,164    $   51,669    $   53,219
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  208,052    $  214,293    $  220,722    $  227,344    $  234,164
                                        -------------------------------------------------------------------
      Subtotal Other Income             $  255,336    $  262,996    $  270,886    $  279,013    $  287,383

                                        -------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $3,621,015    $3,729,645    $3,841,534    $3,956,781    $4,075,484

OPERATING EXPENSES:
   Taxes                                $  429,658    $  442,548    $  455,824    $  469,499    $  483,584
   Insurance                            $   98,667    $  101,627    $  104,676    $  107,816    $  111,050
   Utilities                            $  220,661    $  227,281    $  234,099    $  241,122    $  248,356
   Repair & Maintenance                 $  141,853    $  146,109    $  150,492    $  155,007    $  159,657
   Cleaning                             $   63,046    $   64,937    $   66,885    $   68,892    $   70,959
   Landscaping                          $   39,404    $   40,586    $   41,803    $   43,058    $   44,349
   Security                             $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   20,490    $   21,105    $   21,738    $   22,390    $   23,062
   General Administrative               $  204,899    $  211,046    $  217,378    $  223,899    $  230,616
   Management                           $  181,051    $  186,482    $  192,077    $  197,839    $  203,774
   Miscellaneous                        $   26,795    $   27,598    $   28,426    $   29,279    $   30,157

                                        -------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,426,524    $1,469,319    $1,513,399    $1,558,801    $1,605,565

   Reserves                             $   78,807    $   81,172    $   83,607    $   86,115    $   88,698

                                        -------------------------------------------------------------------
NET OPERATING INCOME                    $2,115,684    $2,179,154    $2,244,529    $2,311,865    $2,381,220

   Operating Expense Ratio (% of EGI)         39.4%         39.4%         39.4%         39.4%         39.4%
   Operating Expense Per Unit           $    5,403    $    5,566    $    5,733    $    5,905    $    6,082

Estimated Stabilized NOI  $1,771,852   Sales Expense Rate   2.00%
Months to Stabilized               1   Discount Rate       11.00%

Stabilized Occupancy            95.0%  Terminal Cap Rate    9.50%

Gross Residual Sale Price  $25,065,479  Deferred Maintenance      $         0
     Less: Sales Expense   $   501,310  Add: Excess Land          $         0
                           -----------                            -----------
Net Residual Sale Price    $24,564,169  Other Adjustments         $         0
PV of Reversion            $ 8,651,119  Value Indicated By "DCF"  $21,019,809
Add: NPV of NOI            $12,368,690                   Rounded  $21,000,000
                           -----------
PV Total                   $21,019,809

                          "DCF" VALUE SENSITIVITY TABLE

                                                  DISCOUNT RATE
     TOTAL VALUE           10.50%       10.75%       11.00%         11.25%        11.50%
------------------------------------------------------------------------------------------
TERMINAL CAP    9.00%   $22,221,551  $21,856,999  $21,500,427    $21,151,633   $20,810,423
RATE            9.25%   $21,963,350  $21,604,567  $21,253,623    $20,910,320   $20,574,466
                9.50%   $21,718,738  $21,365,421  $21,019,809    $20,681,707   $20,350,928
                9.75%   $21,486,670  $21,138,539  $20,797,985    $20,464,818   $20,138,853
               10.00%   $21,266,206  $20,923,001  $20,587,253    $20,258,774   $19,937,382

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $55,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                           HUNTERS GLEN APARTMENTS IV

                                                   TOTAL    PER SQ. FT.   PER UNIT       %OF EGI
------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                    $ 2,998,620    $ 15.46     $ 11,358

  Less: Vacancy & Collection Loss     6.00%    $   179,917    $  0.93     $    682

  Plus: Other Income
    Laundry Income                             $    39,600    $  0.20     $    150        1.31%
    Garage Revenue                             $         0    $  0.00     $      0        0.00%
    Other Misc. Revenue                        $   174,240    $  0.90     $    660        5.75%
                                               -----------------------------------------------
      Subtotal Other Income                    $   213,840    $  1.10     $    810        7.05%

EFFECTIVE GROSS INCOME                         $ 3,032,543    $ 15.64     $ 11,487

OPERATING EXPENSES:
  Taxes                                        $   359,832    $  1.86     $  1,363       11.87%
  Insurance                                    $    82,632    $  0.43     $    313        2.72%
  Utilities                                    $   184,800    $  0.95     $    700        6.09%
  Repair & Maintenance                         $   118,800    $  0.61     $    450        3.92%
  Cleaning                                     $    52,800    $  0.27     $    200        1.74%
  Landscaping                                  $    33,000    $  0.17     $    125        1.09%
  Security                                     $         0    $  0.00     $      0        0.00%
  Marketing & Leasing                          $    17,160    $  0.09     $     65        0.57%
  General Administrative                       $   171,600    $  0.88     $    650        5.66%
  Management                          5.00%    $   151,627    $  0.78     $    574        5.00%
  Miscellaneous                                $    22,440    $  0.12     $     85        0.74%

TOTAL OPERATING EXPENSES                       $ 1,194,691    $  6.16     $  4,525       39.40%

  Reserves                                     $    66,000    $  0.34     $    250        2.18%

                                               -----------------------------------------------
NET OPERATING INCOME                           $ 1,771,852    $  9.14     $  6,712       58.43%

  "GOING IN" CAPITALIZATION RATE                      8.50%

  VALUE INDICATION                             $20,845,314    $107.51     $ 78,960

  PV OF CONCESSIONS                           ($    55,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)           $20,790,314

                            ROUNDED            $20,800,000    $107.27     $ 78,788

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                  VALUE              ROUNDED             $/UNIT            $/SF
----------------------------------------------------------------------------------------
  7.75%                $22,807,602         $22,800,000          $86,364          $117.59
  8.00%                $22,093,146         $22,100,000          $83,712          $113.98
  8.25%                $21,421,990         $21,400,000          $81,061          $110.37
  8.50%                $20,790,314         $20,800,000          $78,788          $107.27
  8.75%                $20,194,733         $20,200,000          $76,515          $104.18
  9.00%                $19,632,241         $19,600,000          $74,242          $101.08
  9.25%                $19,100,153         $19,100,000          $72,348          $ 98.50

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $20,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                                   $21,000,000
Direct Capitalization Method                                    $20,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $21,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

     Cost Approach                                           Not Utilized
Sales Comparison Approach                                     $21,100,000
Income Approach                                               $21,000,000
Reconciled Value                                              $21,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 3, 2003 the market value of the fee simple estate in the property is:

                                   $21,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

                  [PICTURE]                        [PICTURE]

                EXTERIOR VIEW                  EXTERIOR POOL SIDE

                  [PICTURE]                        [PICTURE]

                   KITCHEN                          DINING

                  [PICTURE]                        [PICTURE]

                   LIVING                           LAUNDRY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1             COMPARABLE I-2             COMPARABLE I-3
   HILLCREST APARTMENTS     TENBY CHASE APARTMENTS  TANGLEWOOD TERRACE APARTMENTS
     617 Hilltop Drive      193 Tenby Chase Drive           42 Lenox Court
  Bordentown, New Jersey      Delran, New Jersey        Piscataway, New Jersey

         [PICTURE]                 [PICTURE]                  [PICTURE]

      COMPARABLE I-4
    STEWARD'S CROSSING
100 Steward's Crossing Way
   Lawrence Township, NJ

         [PICTURE]                    N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

           DESCRIPTION                                       SUBJECT
----------------------------------------------------------------------------------------------
   Property Name                           Hunters Glen Apartments IV
   Management Company                      AIMCO
LOCATION:
   Address                                 1109 Hunter Glen Drive
   City, State                             Plainsboro, New Jersey
   County                                  Middlesex
   Proximity to Subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)                  193,900
   Year Built                              1976
   Effective Age                           24
   Building Structure Type
   Parking Type (Gr., Cov., etc.)          Garage, Open Covered
   Number of Units                         264
   Unit Mix:                                      Type               Unit    Qty.   Mo. Rent
                                           1  1 Bedroom, 1 Bath       675     191     $  828
                                           2  2 Bedroom, 1 Bath       855     41      $1,078
                                           3  2 Bedroom, 1.5 Bath     935     32      $1,151

   Average Unit Size (SF)                  734
   Unit Breakdown:                         Efficiency                2-Bedroom
                                           1-Bedroom                 3-Bedroom
CONDITION:
APPEAL:
AMENITIES:

   Unit Amenities                                 Attach. Garage             Vaulted Ceiling
                                            X     Balcony
                                                  Fireplace
                                            X     Cable TV Ready
   Project Amenities                        X     Swimming Pool
                                                  Spa/Jacuzzi                Car Wash
                                                  Basketball Court           BBQ Equipment
                                            X     Volleyball Court           Theater Room
                                                  Sand Volley Ball     X     Meeting Hall
                                            X     Tennis Court               Secured Parking
                                                  Racquet Ball         X     Laundry Room
                                            X     Jogging Track              Business Office
                                            X     Gym Room
                                            X     Golf Course

OCCUPANCY:                                 92%
LEASING DATA:
   Available Leasing Terms
   Concessions
   Pet Deposit
   Utilities Paid by Tenant:                      Electric                   Natural Gas
                                                  Water                      Trash
   Confirmation
   Telephone Number
NOTES:

   COMPARISON TO SUBJECT:

                                                              COMPARABLE
           DESCRIPTION                                           R - 1
----------------------------------------------------------------------------------------------
   Property Name                             Ravens Crest
   Management Company                        Equity Residential
LOCATION:
   Address                                   32-17 Ravens Crest Drive
   City, State                               Plainsboro, NJ
   County                                    Middlesex
   Proximity to Subject                      Within 1 mile of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)                    583,176
   Year Built                                1985
   Effective Age                             12
   Building Structure Type                   Wood Frame
   Parking Type (Gr., Cov., etc.)            Open
   Number of Units                           704
   Unit Mix:                                          Type             Unit      Qty.     Mo.
                                              1 1 Bedroom, 1 Bath       675       176   $1,025
                                              1 1 Bedroom, 1 Bath       772       176   $1,120
                                              2 2 Bedroom, 1 Bath       880       184   $1,295
                                              3 2 Bedroom, 2 Bath       939       40    $1,460
                                              3 2 Bedroom, 2 Bath       952       48    $1,505
                                              3 2 Bedroom, 2 Bath       982       48    $1,495
                                              2 Bedroom, 2 Bath         1,131     32    $1,635

   Average Unit Size (SF)                    828
   Unit Breakdown:                              Efficiency          0%    2-Bedroom       50%
                                                1-Bedroom          50%    3-Bedroom
CONDITION:                                   Good
APPEAL:                                      Good
AMENITIES:

   Unit Amenities                                    Attach. Garage          Vaulted Ceiling
                                               X     Balcony
                                               X     Fireplace
                                               X     Cable TV Ready
   Project Amenities                           X     Swimming Pool
                                                     Spa/Jacuzzi             Car Wash
                                                     Basketball Court        BBQ Equipment
                                                     Volleyball Court        Theater Room
                                                     Sand Volley Ball        Meeting Hall
                                               X     Tennis Court            Secured Parking
                                                     Racquet Ball            Laundry Room
                                                     Jogging Track           Business Office
                                                     Gym Room
                                                     Golf Course

OCCUPANCY:                                   96%
LEASING DATA:
   Available Leasing Terms                   11 to 13 months
   Concessions                               $310 off 1st month's rent
   Pet Deposit                               $125 deposit plus $20/month
   Utilities Paid by Tenant:                   X     Electric          X     Natural Gas
                                               X     Water                   Trash
   Confirmation                              Sandra Russell
   Telephone Number                          609-275-0490
NOTES:

   COMPARISON TO SUBJECT:                    Similar

                                                                  COMPARABLE
          DESCRIPTION                                               R - 2
----------------------------------------------------------------------------------------------
   Property Name                             Quail Ridge
   Management Company                        Westminster Mgmt.
LOCATION:
   Address                                   3301 Quail Ridge Drive
   City, State                               Plainsboro, NJ
   County                                    Middlesex
   Proximity to Subject                      Within 1.5 miles of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)                    747,672
   Year Built                                1981
   Effective Age                             15
   Building Structure Type                   Wood Fram
   Parking Type (Gr., Cov., etc.)            Open
   Number of Units                           1,032
   Unit Mix:                                          Type              Unit  Qty.       Mo.
                                             Studio                      502   132     $  825
                                              1 1 Bedroom, 1 Bath        647   484     $  950
                                              2 2 Bedroom, 1 Bath        854   188     $1,199
                                              3 2 Bedroom, 2 Bath        911   228     $1,299

   Average Unit Size (SF)                    724
   Unit Breakdown:                              Efficiency      13%     2-Bedroom     40%
                                                1-Bedroom       47%     3-Bedroom
CONDITION:                                   Good
APPEAL:                                      Good
AMENITIES:

   Unit Amenities                                     Attach. Garage          Vaulted Ceiling
                                               X      Balcony
                                               X      Fireplace
                                               X      Cable TV Ready
   Project Amenities                           X      Swimming Pool
                                                      Spa/Jacuzzi             Car Wash
                                                      Basketball Court        BBQ Equipment
                                                      Volleyball Court        Theater Room
                                                      Sand Volley Ball        Meeting Hall
                                                      Tennis Court            Secured Parking
                                                      Racquet Ball        X   Laundry Room
                                                      Jogging Track           Business Office
                                                      Gym Room
                                                      Golf Course

OCCUPANCY:                                   95%
LEASING DATA:
   Available Leasing Terms                   6 mos. Minimum, and 12 month lease terms
   Concessions                               $50 to $125 off 1st month's rent
   Pet Deposit                               $200 deposit plus $25/month
   Utilities Paid by Tenant:                   X      Electric                Natural Gas
                                               X      Water                   Trash
   Confirmation                              Jen
   Telephone Number                          609-799-5727
NOTES:

   COMPARISON TO SUBJECT:                    Similar

                                                              COMPARABLE
           DESCRIPTION                                          R - 3
---------------------------------------------------------------------------------------------
   Property Name                           Pheasant Hollow
   Management Company                      Westminster Mgmt.
LOCATION:
   Address                                 19-12 Pheasant Hollow Drive
   City, State                             Plainsboro, NJ
   County                                  Middlesex
   Proximity to Subject                    Within 2 miles of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)                  330,463
   Year Built                              1981
   Effective Age                           15
   Building Structure Type                 Wood Frame
   Parking Type (Gr., Cov., etc.)          Open
   Number of Units                         440
   Unit Mix:                                       Type               Unit     Qty.    Mo.
                                            1 1 Bedroom, 1 Bath       640      221    $  899
                                            2 2 Bedroom, 1 Bath       854      152    $1,149
                                            3 2 Bedroom, 1 Bath       911      65     $1,249

   Average Unit Size (SF)                  754
   Unit Breakdown:                           Efficiency                2-Bedroom       49%
                                             1-Bedroom      50%        3-Bedroom
CONDITION:                                 Good
APPEAL:                                    Good
AMENITIES:

   Unit Amenities                                  Attach. Garage             Vaulted Ceiling
                                             X     Balcony
                                                   Fireplace
                                             X     Cable TV Ready
   Project Amenities                         X     Swimming Pool
                                                   Spa/Jacuzzi                Car Wash
                                                   Basketball Court           BBQ Equipment
                                                   Volleyball Court           Theater Room
                                                   Sand Volley Ball           Meeting Hall
                                             X     Tennis Court               Secured Parking
                                                   Racquet Ball        X      Laundry Room
                                                   Jogging Track              Business Office
                                             X     Gym Room
                                                   Golf Course

OCCUPANCY:                                 97%
LEASING DATA:
   Available Leasing Terms                 6 months and 12 months
   Concessions                             $100 off 1st months rent on selected units
   Pet Deposit                             $200 deposit plus $25/month
   Utilities Paid by Tenant:                 X     Electric                   Natural Gas
                                             X     Water                      Trash
   Confirmation                            Leasing Agent
   Telephone Number                        609-799-3510
NOTES:

   COMPARISON TO SUBJECT:                  Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1           COMPARABLE R-2              COMPARABLE R-3
      RAVENS CREST              QUAIL RIDGE              PHEASANT HOLLOW
32-17 Ravens Crest Drive  3301 Quail Ridge Drive   19-12 Pheasant Hollow Drive
     Plainsboro, NJ           Plainsboro, NJ              Plainsboro, NJ

       [PICTURE]                [PICTURE]                   [PICTURE]

          N/A                      N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Marilyn Davis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 /s/ Brian Johnson
                                               ---------------------
                                                Brian Johnson, MAI
                                       Managing Principal, Real Estate Group
                                  New Jersey State Certified General Real Estate
                                             Appraiser #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                              F. BRIAN JOHNSON, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Johnson has completed appraisals for securitization
                      and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                      Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION             Fairleigh Dickinson
                       Bachelor of Science - Finance

STATE CERTIFICATIONS State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND         Several courses are completed on an annual basis as part
SPECIAL COURSES       of the continuing education requirements of the Appraisal
                      Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS          "Operational Items to Consider When Appraising a Regional
                      Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTERS GLEN APARTMENTS IV, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.